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                                                                   EXHIBIT 13.1


[LOGO]

                                      NEWS
                                    RELEASE


                              THIRD QUARTER REPORT
                                      2000

TO THE SHAREHOLDERS:

Thomaston Mills continued to make progress in the third fiscal quarter ended April 1, 2000. The Company had an operating profit of $530,000, compared to an operating loss of $1,155,000 the year before. Sales for the quarter were $45,688,000 down approximately 5% due to lower volume for piece dyed fabrics in the quarter. Consumer products sales increased 9% in the quarter. Sales volume for both apparel fabrics and consumer products is expected to improve in the fourth fiscal quarter.

EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $8,689,000 for the nine months ended April 1, 2000, compared to $255,000 the year before. There was a $13,298,000 improvement in EBITDA year to year when discontinued operations are included in the comparison. The net loss for the quarter was reduced to $1,893,000, compared to a loss of $5,531,000 the year before.

The Company still has a long way to go, but the trend is up. Tremendous changes have taken place here at Thomaston Mills. We are operating in a new global environment, and these changes in product line and personnel were necessary to prepare the Company to compete and prosper in this new environment.

We are making good progress, and we will continue our efforts to accelerate the return to profitability.

Sincerely,

/s/ Neil H. Hightower
--------------------------
Neil H. Hightower
President and CEO

April 28, 2000


                             THOMASTON MILLS, INC.
                              Post Office Box 311
                         THOMASTON, GEORGIA 30286-0004


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                             THOMASTON MILLS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                  13 WEEKS          13 WEEKS         13 WEEKS         13 WEEKS
                                                                   ENDED             ENDED            ENDED            ENDED
                                                               APRIL 1, 2000     APRIL 3,1999     APRIL 1, 2000    APRIL 3, 1999
                                                               -------------     ------------     -------------    -------------
Net sales ...................................................   $     45,688     $     47,994     $    123,607     $    129,018
Cost of sales ...............................................         41,757           44,974          111,574          125,180
                                                                ------------     ------------     ------------     ------------
     Gross profit ...........................................          3,931            3,020           12,033            3,838
Selling, general and administrative expenses ................          3,506            4,222           11,304           12,437
Other expense (income), net .................................           (105)             (47)            (510)            (506)
                                                                ------------     ------------     ------------     ------------
     Operating profit (loss) ................................            530           (1,155)           1,239           (8,093)
Interest expense ............................................          2,319            1,723            6,628            4,921
Amortization of credit agreement fees .......................            104                0              278                0
                                                                ------------     ------------     ------------     ------------
Loss from continuing operations before income tax benefit ...         (1,893)          (2,878)          (5,667)         (13,014)
Income tax benefit ..........................................              0                0                0           (5,751)
                                                                ------------     ------------     ------------     ------------
Loss from continuing operations .............................         (1,893)          (2,878)          (5,667)          (7,263)
Loss from discontinued operations ...........................              0           (2,653)               0           (7,650)
                                                                ------------     ------------     ------------     ------------
Net loss ....................................................   $     (1,893)    $     (5,531)    $     (5,667)    $    (14,913)
                                                                ============     ============     ============     ============
Weighted average number of shares ...........................      6,540,046        6,540,046        6,540,046        6,540,046
Basic and diluted loss per share:
  Continuing operations .....................................   $      (0.29)    $      (0.44)    $      (0.87)    $      (1.11)
  Discontinued operations ...................................           0.00            (0.41)            0.00            (1.17)
                                                                ------------     ------------     ------------     ------------
Net loss per share ..........................................   $      (0.29)    $      (0.85)    $      (0.87)    $      (2.28)
                                                                ------------     ------------     ------------     ------------
Dividends paid per share ....................................   $     0.0000     $     0.0000     $     0.0000     $     0.0375
                                                                ============     ============     ============     ============



                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                                            APRIL 1, 2000   APRIL 3, 1999
                                                                                            -------------   -------------
                           ASSETS
                           Current assets
                             Cash and cash equivalents ..................................     $      970     $    1,486
                             Accounts receivable less allowance of $722 in 2000 and
                               $563 in 1999 .............................................         30,482         40,095
                             Inventories ................................................         35,569         48,447
                             Other current assets .......................................          1,264          4,150
                                                                                              ----------     ----------
                                      Total current assets ..............................         68,285         94,178

                           Property, Plant and Equipment ................................        169,009        253,728
                             Less allowance for depreciation ............................       (122,060)      (179,120)
                                                                                              ----------     ----------
                                                                                                  49,949         74,608
                           Assets held for sale .........................................          9,037              0
                           Deferred income taxes ........................................          3,116              0
                           Other assets .................................................          7,796         12,851
                                                                                              ----------     ----------
                                      Total assets ......................................     $  135,183     $  181,637
                                                                                              ==========     ==========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
                           Current liabilities
                             Accounts payable ...........................................     $   15,603     $   17,953
                             Accrued liabilities ........................................          8,145          7,446
                             Current portion of capital lease obligations ...............            398            372
                             Current portion of long-term debt ..........................          4,000          1,667
                                                                                              ----------     ----------
                                     Total current liabilities ..........................         28,146         27,438

                           Obligations under capital leases .............................            666          1,084
                           Long-term debt ...............................................         64,824         74,508
                           Deferred income taxes ........................................              0          4,907
                           Other liabilities ............................................          1,152          2,642
                           Shareholders' Equity .........................................         40,395         71,058
                                                                                              ----------     ----------
                                     Total liabilities and shareholders' equity .........     $  135,183     $  181,637
                                                                                              ==========     ==========


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RECLASSIFICATIONS: CERTAIN RECLASSIFICATIONS WERE MADE TO THE 1999 CONSOLIDATED
FINANCIAL STATEMENTS IN ORDER TO CONFORM TO THE 2000 PRESENTATION. FORWARD-LOOKING STATEMENTS: CERTAIN OF THE ABOVE STATEMENTS CONTAINED HEREIN CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY
CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, BUSINESS CONDITIONS, VOLATILITY OF COMMODITIES MARKETS, ABILITY TO CONTROL OPERATING COSTS, DEVELOPING SUCCESSFUL NEW PRODUCTS AND MAINTAINING EFFECTIVE PRICING AND PROMOTION OF ITS PRODUCTS.